Execution Version

Second Amendment

to

Fifth Amended and Restated Credit Agreement

Dated as of May 10, 2012

Among

Linn Energy, LLC,

As Borrower,

The Guarantors,

Wells Fargo Bank, National Association,

As Administrative Agent,

Royal Bank of Canada,

As Syndication Agent,

The Royal Bank of Scotland plc, Credit Agricole Corporate and Investment Bank, Citibank, NA and Barclays Bank PLC,

As Co-Documentation Agents

and

The Lenders Party Hereto

______________________________________________________________________________

Joint Book Runners and Joint Lead Arrangers

Wells Fargo Securities, LLC                                                                                                                     RBC Capital Markets

12933304.3

Second Amendment to Fifth Amended and restated Credit Agreement

This Second Amendment to Fifth Amended and Restated Credit Agreement (this “Second Amendment”) dated as of May 10, 2012, among Linn Energy, LLC, a Delaware limited liability company, (the “Borrower”); the Guarantors signatory hereto, each of the lenders party to the Credit Agreement referred to below (collectively, the “Lenders”); and Wells Fargo Bank, National Association (“Wells”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A.           The Borrower, BNP Paribas as the initial administrative agent (the “Initial Administrative Agent”), the Lenders and the other Agents party thereto are parties to that certain Fifth Amended and Restated Credit Agreement dated as of May 2, 2011 as amended by that certain First Amendment dated as of February 29, 2012 (the “Credit Agreement”), pursuant to which the Lenders have made certain credit and other financial accommodations available to and on behalf of the Borrower and its Subsidiaries.

B.           The Initial Administrative Agent, Wells, the Borrower and the Lenders entered into that certain Resignation, Consent and Appointment Agreement and Amendment Agreement dated as of April 20, 2012 pursuant to which, among other things, the Initial Administrative Agent resigned as administrative agent on behalf of the Lenders under the Credit Agreement and the other Loan Documents and Wells accepted the appointment as administrative agent on behalf of the Lenders under the Credit Agreement and the other Loan Documents.

C.           In connection with the assignment to Wells as Administrative Agent, Wells Fargo Securities, LLC was appointed Joint Book Runner and Joint Lead Arranger.

D.           The Borrower has requested and the Administrative Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement.

E.           NOW, THEREFORE, to induce the Administrative Agent and the Lenders to enter into this Second Amendment and in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms

Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement, as amended by this Second Amendment.  Unless otherwise indicated, all section references in this Second Amendment refer to sections of the Credit Agreement.

Section 2. Amendments to Credit Agreement

2.1 Amendment to Section 1.02.

(a) Section 1.02 is hereby amended by deleting the defined terms “Agreement”, “Applicable Margin”, “Maturity Date” and “Prime Rate” in their entirety and replacing them with the following:

“‘Agreement’ means this Credit Agreement, as amended by that certain First Amendment dated as of February 29, 2012 and that certain Second Amendment dated as of May 10, 2012 as the same may from time to time be further amended, modified, supplemented or restated.

‘Applicable Margin’ means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Percentage	Eurodollar Loans	ABR Loans	Commitment Fee Rate
Less than or equal to 30%	1.500%	0.500%	0.375%
Greater than 30% and less than or equal to 60%	1.750%	0.750%	0.375%
Greater than 60% and less than or equal to 75%	2.000%	1.000%	0.500%
Greater than 75% and less than or equal to 90%	2.250%	1.250%	0.500%
Greater than 90%	2.500%	1.500%	0.500%

Each change in the Applicable Margin or the Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.11(a), then until such time as a Reserve Report is delivered the “Applicable Margin” and “Commitment Fee Rate” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.

‘Maturity Date’ means April 6, 2017.

‘Prime Rate’ means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, National Association as its prime rate in effect at its principal office in Charlotte, North Carolina; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  Such rate is set by Wells Fargo Bank, National Association as a general reference rate of interest, taking into account such factors as Wells Fargo Bank, National Association may deem appropriate; it being understood that many of the commercial or other loans of Wells Fargo Bank, National Association are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Wells Fargo Bank, National Association may make various commercial or other loans at rates of interest having no relationship to such rate.

(b) Section 1.02 is hereby amended by adding the following terms in the appropriate alphabetical order:

“‘Collateral Coverage Ratio’ means the ratio of (a) the PV-10 of Proved Reserves of the Mortgaged Properties, as evaluated in the Reserve Report most recently delivered pursuant to Section 8.11(a) to (b) the lesser of (i) the Borrowing Base then in effect (or if a Borrowing Base Deficiency shall then exist, the outstanding principal amount of all Loans and LC Exposure outstanding at such time) and (ii) the Aggregate Maximum Credit Amounts.

‘Commitment Fee Rate’ has the meaning assigned such term in the definition of Applicable Margin.

‘Proved Reserves’ has the meaning assigned to such term in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

‘PV-10’ means, as of any date of determination, the present value of future cash flows from Proved Reserves included in the Oil and Gas Properties, as set forth in the most recent Reserve Report delivered pursuant to Section 8.11(a), utilizing a 10% discount rate and based upon the economic assumptions consistent with the Administrative Agent’s lending practices at the time of determination.”

2.2 Amendment to Section 3.05(a).  Section 3.05(a) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(a)           Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender (subject to Section 4.04(c)(i)) a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would cause interest on the Notes or on other Indebtedness hereunder to exceed the Highest Lawful Rate, in which case such commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).”

2.3 Amendment to Section 8.11(c)(vi).  Section 8.11(c)(vi) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating that either (A) the Mortgaged Properties are equal to or greater than 80% of the total value of the Oil and Gas Properties evaluated in such Reserve Report or (B) the Collateral Coverage Ratio is equal to or greater than 2.5 to 1.0.”

2.4 Amendment to Section 8.13(a).  Section 8.13(a) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(a)           In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.11(c)(vi)) to ascertain whether either (i) the Mortgaged Properties represent at least 80% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report or (ii) as of the date of such redetermination, the Collateral Coverage Ratio is equal to or greater than 2.5 to 1.0, in each case after giving effect to exploration and production activities, acquisitions, dispositions and production.  In the event that  both (X) the Mortgaged Properties represent less than 80% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report and (Y) the Collateral Coverage Ratio is less than 2.5 to 1.0, then the Borrower shall, and shall cause its Subsidiaries to, grant, within ninety (90) days of the delivery of the certificate contemplated by Section 8.11(c), to the Administrative Agent or its designee as security for the Indebtedness a first-priority Lien interest (subject to Liens permitted by Section 9.03 which may attach to Mortgaged Property) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, either (i) the Mortgaged Properties are equal to or greater than 80% of the total value of the Oil and Gas Properties evaluated in such Reserve Report or (ii) the Collateral Coverage Ratio is equal to or greater than 2.5 to 1.0.  All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent or its designee and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.  In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.13(b).”

2.5 Amendment to Section 12.02(b)(vii).  Section 12.02(b)(vii) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(vii) release any Guarantor (except as set forth in the Guaranty Agreement), release all or a substantial portion of the collateral (other than as provided in Section 11.10), modify the definition of “Collateral Coverage Ratio”, reduce the percentage set forth in Section 8.13(a) to less than 80% or reduce the minimum Collateral Coverage Ratio requirement in Section 8.13(a) to less than 2.5 to 1.0, without the written consent of each Lender,”

2.6 Amendment to Section 12.14.  The last sentence of Section 12.14 is hereby amended by deleting such sentence in its entirety and replacing it with the following:

“Except as set forth in Sections 12.02(b)(viii) and (xi), no Secured Hedge Provider shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any Secured Swap Agreement.”

Section 3. Borrowing Base.  For the period from and including the Second Amendment Effective Date (as defined below) to but excluding the next Redetermination Date, the amount of the Borrowing Base shall be $3,500,000,000.  Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e), Section 2.07(f), Section 8.12(c) or Section 9.11(d).

Section 4. Assignments and Reallocations of Commitments and Loans.  The Lenders have agreed among themselves, in consultation with the Borrower, to reallocate their respective Maximum Credit Amounts and to, among other things, allow BP Energy Company and Canadian Imperial Bank of Commerce, New York Agency, to become a party to the Credit Agreement as a Lender, (the “New Lenders”) by acquiring an interest in the Aggregate Maximum Credit Amount.  The Administrative Agent and the Borrower hereby consent to such reallocation and the New Lenders’ acquisition of an interest in the Aggregate Maximum Credit Amount and the other Lenders’ assignments of their Maximum Credit Amounts.  On the Second Amendment Effective Date and after giving effect to such reallocations, the Maximum Credit Amount of each Lender shall be as set forth on Annex I of this Second Amendment which Annex I supersedes and replaces the Annex I to the Credit Agreement.  With respect to such reallocation, the New Lenders shall be deemed to have acquired the Maximum Credit Amount allocated to them from each of the other Lenders pursuant to the terms of the Assignment and Assumption Agreement attached as Exhibit D to the Credit Agreement as if the New Lenders and the other Lenders had executed an Assignment and Assumption Agreement with respect to such allocation.

Section 5. Conditions Precedent

This Second Amendment shall become effective on the date, on or before May 10, 2012 (such date, the “Second Amendment Effective Date”), when each of the following conditions is satisfied (or waived in accordance with Section 12.02 of the Credit Agreement):

5.1 The Administrative Agent shall have received (a) all fees and other amounts due and payable on or prior to the Second Amendment Effective Date including a maturity extension fee payable to each Lender equal to the product of 0.10% and the amount of such Lender’s Maximum Credit Amount and all other fees the Borrower has agreed to pay in connection with this Second Amendment and (b) to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement.

5.2 The Administrative Agent shall have received from each of the Lenders and the Borrower, counterparts (in such number as may be requested by the Administrative Agent) of this Second Amendment signed on behalf of such Person.

5.3 The Administrative Agent shall have received from each of the Borrower and its Subsidiaries, as applicable, counterparts (in such number as may be requested by the Administrative Agent) of the mortgage amendment extending the Maturity Date signed on behalf of such Person.

5.4 To the extent requested by a New Lender or existing Lender with a change in its Maximum Credit Amount, the Administrative Agent shall have received duly executed Notes payable to each such Lender in a principal amount equal to its Maximum Credit Amount dated as of the Second Amendment Effective Date.

5.5 No Default shall have occurred and be continuing as of the date hereof, after giving effect to the terms of this Second Amendment.

The Administrative Agent is hereby authorized and directed to declare this Second Amendment to be effective when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 5 or the waiver of such conditions as permitted in Section 12.02 of the Credit Agreement. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.

Section 6. Miscellaneous

6.1 Confirmation. The provisions of the Credit Agreement, as amended by this Second Amendment, shall remain in full force and effect following the effectiveness of this Second Amendment.

6.2 Ratification and Affirmation; Representations and Warranties.  Each of the Borrower and the Guarantors hereby (a) acknowledges the terms of this Second Amendment; (b) ratifies and affirms its obligations under, and acknowledges its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect as expressly amended hereby and (c) represents and warrants to the Lenders that as of the date hereof, after giving effect to the terms of this Second Amendment:

(i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct in all material respects (except those which have a materiality qualifier, which shall be true and correct as so qualified), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date,

(ii) no Default or Event of Default has occurred and is continuing, and

(iii) no event or events have occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

6.3 Loan Document.  This Second Amendment is a Loan Document.

6.4 Counterparts. This Second Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Second Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

6.5 NO ORAL AGREEMENT. THIS SECOND AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.

6.6 GOVERNING LAW. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

6.7 Payment of Expenses.  In accordance with Section 12.03 of the Credit Agreement, the Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of- pocket costs and reasonable expenses incurred in connection with this Second Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

6.8 Severability.  Any provision of this Second Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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12933304.3

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first written above.

    BORROWER:                                                                           LINN ENERGY, LLC

By:     /s/ KOLJA ROCKOV
Name: Kolja Rockov
Title: Executive Vice President and Chef Financial Officer

GUARANTORS:	LINN ENERGY HOLDINGS, LLC

LINN OPERATING, INC.

MID-CONTINENT HOLDINGS I, LLC

MID-CONTINENT HOLDINGS II, LLC

MID-CONTINENT I, LLC

MID-CONTINENT II, LLC

LINN GAS MARKETING, LLC

LINN EXPLORATION & PRODUCTION MICHIGAN LLC

LINN MIDWEST ENERGY LLC

By:     /s/ KOLJA ROCKOV
Kolja Rockov
Executive Vice President and Chief Financial Officer

LINN EXPLORATION MIDCONTINENT, LLC

By: Mid-Continent Holdings II, LLC, its sole member, as Member/Manager

By:      /s/ KOLJA ROCKOV
Name:           Kolja Rockov
Title:	Executive Vice President and Chief Financial Officer